Exhibit 3.2
CERTIFICATE OF AMENDMENT
TO
CERTIFICATE OF LIMITED PARTNERSHIP
OF
NEXTERA ENERGY PARTNERS, LP
THIS Certificate of Amendment to the Certificate of Limited Partnership of NextEra Energy Partners, LP (the “Partnership”), dated as of January 23, 2025, has been duly executed and is being filed by the undersigned, as the general partner of the Partnership, in accordance with the provisions of 6 Del. C. §§ 17-202, to amend the Certificate of Limited Partnership of the Partnership, which was filed with the Secretary of State of the State of Delaware on March 6, 2014 (as heretofore amended, the “Certificate”).
1.    Name. The name of the limited partnership is NextEra Energy Partners, LP.
2.    Amendments.
(a) Article First of the Certificate is hereby amended and restated in its entirety to read as follows:
“First:    The name of the limited partnership is XPLR Infrastructure, LP.”
(b) Article Third of the Certificate is hereby amended and restated in its entirety to read as follows:
        “Third: The name and mailing address of each general partner is as follows:

XPLR Infrastructure Partners GP, Inc.
700 Universe Blvd.
Juno Beach, FL 33408

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment to the Certificate of Limited Partnership as of the date first-above written.

GENERAL PARTNER

XPLR Infrastructure Partners GP, Inc.

By:	REBECCA J. KUJAWA
Name: Rebecca J. Kujawa
Title: President
State of Delaware
Secretary of State
Division of Corporations
Delivered 04:09 PM 01/23/2025
FILED: 04:10 PM 01/23/2025
SR 20250233334 - File Number 5487550